As filed with the Securities and Exchange Commission on July 15, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CBS Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-2949533
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

51 West 52nd Street,

New York, New York 10019

(212) 975-4321

(Address of Principal Executive Offices, including zip code)

CNET, Inc. Amended and Restated 1997 Stock Option Plan

2000 CNET Networks, Inc. Stock Incentive Plan

2001 CNET Networks, Inc. Stock Incentive Plan

The Amended and Restated 2004 CNET Networks, Inc. Incentive Stock Award Plan

Twofold Photos, Inc. 2003 Common Stock Incentive Plan

TechRepublic, Inc. 1999 Stock Option Plan

Ziff-Davis 1998 Incentive Compensation Plan

(Full Title of Plans)

Louis J. Briskman, Esq.

Executive Vice President and General Counsel

CBS Corporation

51 West 52nd Street

New York, NY 10019

Telephone: (212) 975-4321

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Todd R. Chandler

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non–accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non–accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Class B Common stock, $0.001 par value	1,215,000	$24.60	$29,889,000	$1,174.64

(1)	The securities to be registered are issuable pursuant to the plans listed above. Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Based on the weighted average exercise price of outstanding employee stock options awarded pursuant to the plans to which this Registration Statement relates. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.

(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, the filing fee is being offset by $40,475.49 of filing fees that were already paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-4 (No. 333-128821) filed by CBS Corporation on October 5, 2005 and subsequently amended on November 23, 2005.

INTRODUCTORY STATEMENT

On June 30, 2008, Ten Acquisition Corp., a wholly owned subsidiary of CBS Corporation, merged with and into CNET Networks, Inc. (the “Merger”). This Registration Statement on Form S-8 relates to 1,215,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), of CBS Corporation, issuable to those persons who were employees of CNET Networks, Inc. (“CNET”) prior to and immediately after the effective time of the Merger, and who, immediately prior to the Merger, were holders of options to purchase shares of common stock, par value $0.0001 per share, of CNET that were converted into options to purchase shares of Class B Common Stock of CBS Corporation at the effective time of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by CBS Corporation (the “Registrant”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 28, 2008;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed on May 2, 2008;

(c)	The Registrant’s Current Report on Form 8-K filed on June 3, 2008; and

(d)	The description of CBS capital stock contained in CBS’s registration statement on Form 8-A/A, filed with the SEC on November 23, 2005, including all amendments or reports updating this description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Louis J. Briskman, Esq., Executive Vice President and General Counsel of the Registrant, has rendered an opinion stating that under applicable state law the shares of Class B Common Stock to which this Registration Statement relates will be, when issued and delivered, validly and legally issued, fully paid and non-assessable. For information regarding the securities of CBS Corporation held, directly or indirectly, by Mr. Briskman, see CBS Corporation’s proxy statement on Schedule 14A filed on April 11, 2008 and the Statements of Changes in Beneficial Ownership on Form 4 filed by CBS Corporation on behalf of Mr. Briskman.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated in the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation (the “CBS Charter”) contains provisions that eliminate directors’ personal liability, in certain circumstances.

Pursuant to the CBS Charter and the Registrant’s Amended and Restated Bylaws (the “CBS Bylaws”), the Registrant shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee (including a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of the Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

Pursuant to the CBS Charter and the CBS Bylaws, to the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the CBS Charter and the CBS Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any director, officer or employee of the Registrant providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Registrant, that arises by reason of the fact that such person is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the CBS Charter. The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 15th day of July, 2008.

CBS CORPORATION

By:	/s/ Louis J. Briskman
Name:	Louis J. Briskman
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Leslie Moonves	President and Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2008

/s/ Fredric G. Reynolds Fredric G. Reynolds	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 15, 2008

/s/ Susan C. Gordon Susan C. Gordon	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	July 15, 2008

* Sumner M. Redstone	Executive Chairman of the Board and Founder	July 15, 2008

* David R. Andelman	Director	July 15, 2008

* Joseph A. Califano, Jr.	Director	July 15, 2008

* William S. Cohen	Director	July 15, 2008

* Gary L. Countryman	Director	July 15, 2008

* Charles K. Gifford	Director	July 15, 2008

* Leonard Goldberg	Director	July 15, 2008

* Bruce S. Gordon	Director	July 15, 2008

* Linda M. Griego	Director	July 15, 2008

* Arnold Kopelson	Director	July 15, 2008

* Doug Morris	Director	July 15, 2008

* Shari Redstone	Director	July 15, 2008

* Frederic V. Salerno	Director	July 15, 2008

*By:	/s/ Louis J. Briskman
Louis J. Briskman Attorney-in-fact for the Directors

EXHIBIT INDEX

Exhibit No.		Description
4(a)	-	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2005) (File No. 001-09553).

4(b)	-	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3(b) to the Quarterly Report on Form 10-Q of CBS Corporation for the quarter ended September 30, 2007) (File No. 001-09553).

4(c)	-	CNET, Inc. Amended and Restated 1997 Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 filed by the Registrant on July 15, 2008).

4(d)	-	Amendment to the CNET, Inc. Amended and Restated 1997 Stock Option Plan (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-3 filed by the Registrant on July 15, 2008).

4(e)	-	2000 CNET Networks, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 filed by CNET Networks, Inc. on April 11, 2001).

4(f)	-	Amendment to the 2000 CNET Networks, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-3 filed by the Registrant on July 15, 2008).

4(g)	-	2001 CNET Networks, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on form S-8 filed by CNET Networks, Inc. on April 2, 2002).

4(h)	-	Amendment to the 2001 CNET Networks, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-3 filed by the Registrant on July 15, 2008).

4(i)	-	The Amended and Restated 2004 CNET Networks, Inc. Incentive Stock Award Plan (incorporated by reference from Appendix B to the 2006 definitive proxy statement on Schedule 14A filed by CNET Networks, Inc. on May 11, 2006) (File No. 000-20939).

4(j)	-	Amendment to the Amended and Restated 2004 CNET Networks, Inc. Incentive Stock Award Plan (incorporated by reference to Exhibit 4.10 to the Registration Statement on Form S-3 filed by the Registrant on July 15, 2008).

4(k)	-	Twofold Photos, Inc. 2003 Common Stock Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 filed by CNET Networks, Inc. on August 23, 2005).

4(l)	-	Amendment to the Twofold Photos, Inc. 2003 Common Stock Incentive Plan.*

4(m)	-	TechRepublic, Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 filed by CNET Networks, Inc. on July 17, 2001).

4(n)	-	Ziff-Davis 1998 Incentive Compensation Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 filed by CNET Networks, Inc. on April 4, 2001).

5	-	Opinion of Louis J. Briskman, Esq. as to the legality of the securities being registered.*

23(a)	-	Consent of PricewaterhouseCoopers LLP.*

23(b)	-	Consent of Louis J. Briskman, Esq. (included in Exhibit 5).

24	-	Powers of Attorney.*

*	Filed herewith.